Contact:
    ClearOne Communications, Inc.
    Investor Relations
    (801) 303-3555

CLEARONE REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Salt Lake City, UT – November 15, 2010 – ClearOne Communications, Inc. (NASDAQ: CLRO) today reported financial results for the third quarter ended September 30, 2010.

For the 2010 third quarter, revenue increased 35% to $10.4 million from $7.6 million in the same quarter of last year.  Gross profit rose to $6.3 million, or 60% of revenue, from $4.0 million, or 52% of revenue, for the prior year period.  Operating income was $781,000 compared to an operating loss of $646,000 in the same period of 2009.  Net income was $987,000, or $0.11 per diluted share, versus net loss of $275,000, or $0.03 per share, for the third quarter of 2009.

“We continue to produce strong financial results evident from our 2010 third quarter financial results. A number of factors contributed to this performance,” said Zee Hakimoglu, President, Chief Executive Officer and Chairman of ClearOne.  “Our top and bottom line improved due to continued momentum for our professional conferencing line, steady growth in demand for our products overseas and the contribution of new products introduced during the past 12 months.  Also during the quarter, we initiated a transition from distribution to a direct-to-dealer channel model for our NetStreams offering.  We continue to make investments in NetStreams’ sales channel and product development, and believe its technology is compelling.”

For the first nine months of 2010, revenue increased 28% to $28.7 million from $22.3 million for the same period of 2009.  Gross profit was $17.1 million, or 60% of revenue, compared with $11.2 million, or 50% of revenue, for the comparable prior year period.  Operating income was $1.8 million compared to an operating loss of $1.2 million for the first nine months of 2009.  Net income was $1.6 million, or $0.17 per diluted share, compared with a net loss of $317,000, or $0.04 per share, for the same period last year.

About ClearOne
ClearOne is a global communications solutions company that develops and sells conferencing, collaboration, streaming media and connectivity systems for audio, video, and web applications. The reliability, flexibility and performance of our advanced comprehensive solutions enhance the quality of life through better communication, education, and entertainment.

ClearOne develops, manufactures, markets and services a comprehensive line of high-quality audio conferencing products under personal, tabletop, premium and professional (installed audio) categories. The company occupies the number one position in the professional audio conferencing market. ClearOne’s conferencing solutions save organizations time and money by creating a natural environment for collaboration.

NetStreams, recently acquired by ClearOne, delivers the ultimate IP A/V experience by distributing high definition audio and video over TCP/IP networks. NetStreams' products, designed for commercial and residential use, offer unprecedented levels of performance, functionality, simplicity, reliability, and expandability. By combining audio/video content, meta-data and control signals into one stream and incorporating industry standards, NetStreams' newly patented StreamNet® solutions are a smart investment, enabling the Power of AV over IP™ – today.

NetStreams' StreamNet technology provides elegant solutions for streaming media & control applications such as digital signage, distribution of HD video and audio, LAN Cloud Matrix Switching™, and audio paging over data networks.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amounts)
UNAUDITED

	Three months ended		Nine months ended
	Sep 30, 2010	Sep 30, 2009	Sep 30, 2010	Sep 30, 2009
Revenue	$ 10,359	$ 7,646	$ 28,652	$ 22,308
Cost of goods sold	4,105	3,692	11,542	11,127
Gross profit	6,254	3,954	17,110	11,181

Operating expenses:
Sales and marketing	2,243	1,603	6,328	5,222
Research and product development	2,124	1,668	5,772	5,589
General and administrative	1,106	1,329	3,252	2,632
Insurance settlement	-	-	-	(1,100)
Total operating expenses	5,473	4,600	15,352	12,343

Operating income (loss)	781	(646)	1,758	(1,162)

Other income (expense), net	12	67	(120)	352

Income (loss) before income taxes	793	(579)	1,638	(810)
Benefit from (provision for) income taxes	194	304	(81)	493
Net income (loss)	$ 987	$ (275)	$ 1,557	$ (317)

Basic earnings (loss) per common share	$ 0.11	$ (0.03)	$ 0.17	$ (0.04)
Diluted earnings (loss) per common share	$ 0.11	$ (0.03)	$ 0.17	$ (0.04)

Basic weighted average shares outstanding	8,929,342	8,928,897	8,929,266	8,923,869
Diluted weighted average shares outstanding	9,108,102	9,052,070	9,095,879	9,043,977

CLEARONE COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except per share amounts)

	Unaudited	Audited
	As of Sep 30, 2010	As of Dec 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 11,516	$ 9,494
Receivables, net of allowance for doubtful accounts of $310 and $103, respectively	8,805	6,571
Inventories, net	6,024	6,236
Deferred income taxes	3,340	3,128
Prepaid expenses and other assets	357	1,609
Total current assets	30,042	27,038

Long-term inventory	4,135	6,412
Property and equipment, net	3,151	3,246
Intangibles	2,832	3,095
Goodwill	726	726
Deferred income taxes	622	1,037
Other assets	18	21
Total assets	$ 41,526	$ 41,575

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	2,188	2,304
Accrued liabilities	2,855	1,768
Current maturities of long-term debt	-	2,000
Deferred product revenue	4,699	4,707
Total current liabilities	9,742	10,779

Deferred rent	608	466
Other long-term liabilities	297	1,232
Total liabilities	10,647	12,477

Shareholders' equity:
Common stock, par value $0.001, 50,000,000 shares authorized, 8,929,350 and 8,929,134 shares issued and outstanding, respectively	9	9
Additional paid-in capital	39,034	38,810
Accumulated deficit	(8,164)	(9,721)
Total shareholders' equity	30,879	29,098
Total liabilities and shareholders' equity	$ 41,526	$ 41,575

Contact::	ClearOne Communications, Inc.
Investor Relations
(801) 303-3555